Exhibit 23.1

Consent of the Independent Certified Public Accountant

Board of Directors

Technical Olympic USA, Inc.

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 31, 2003 (except for Note 5, as to which the date is February 3, 2003) with respect to Technical Olympic USA, Inc. and our report dated January 18, 2002 with respect to Engle Holdings Corp., in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-104278) and related Prospectus of Technical Olympic USA, Inc. for the registration of $100,000,000 9% Senior Notes due 2010.

/s/ Ernst & Young LLP

Miami, FL

April 23, 2003